EXETER FUND, INC.
                               RESTATED SCHEDULE A
                             DATED NOVEMBER 20, 2000

     The following is a restatement to the existing Schedule A of the Transfer Agent Agreement between the Exeter Fund, Inc. (formerly known as the Manning & Napier Fund, Inc.) and Manning & Napier Advisors, Inc.:

SERIES
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Blended  Asset  Series  I
Blended  Asset  Series  II
World  Opportunities  Series  (formerly  World  Opportunities  Fund)
Tax  Managed  Series
Maximum  Horizon  Series      (formerly  Blended  Assets  Growth  Plus  Series)
New  York  Tax  Exempt  Series
Ohio  Tax  Exempt  Series
Diversified  Tax  Exempt  Series
Defensive  Series             (formerly  Blended  Assets  Defensive  Series)
PureMark  Series              (formerly  Socially  Responsible  Series)